Exhibit 10.1

AGREEMENT REGARDING

PORTION OF SALARY PAYABLE IN PHANTOM STOCK UNITS

AGREEMENT dated as of the      day of                         , 2010 (this “Agreement”) by and between Comerica Incorporated (the “Corporation”) and                                                                           (the “Executive”).

WHEREAS, the Governance, Compensation and Nominating Committee (the “Committee”) of the board of directors of the Corporation (the “Board”) has determined that beginning with the biweekly pay period commencing on February 5, 2010 and ending on the first to occur of (i) the pay date occurring on January 7, 2011 and (ii) the date the Committee otherwise determines (such date, the “Final Payroll Date”), the Executive’s base salary will be payable partly in cash and partly in phantom stock units, with each such phantom stock unit representing the right to receive an amount of cash based on the value of one share of the Corporation’s common stock (the “Phantom Stock Units”).

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Beginning with the biweekly pay period commencing on February 5, 2010 until the Final Payroll Date, in addition to the Executive’s regular biweekly cash base salary, the Executive will be paid a biweekly base salary of $             (the “Phantom Stock Unit Salary”) in the form of Corporation Phantom Stock Units. Once awarded, the Phantom Stock Units will be fully vested and not subject to the risk of forfeiture or any requirement of future service.

2. The number of Phantom Stock Units to be awarded to the Executive as part of the Executive’s biweekly base salary will be calculated as follows:

First, subtract from the Phantom Stock Unit Salary the amount of then required payroll tax withholdings and other deductions, as applicable, to generate the net salary payable in Phantom Stock Units. Then, divide the net salary amount payable in Phantom Stock Units by the reported closing price on the New York Stock Exchange (“NYSE”) for a share of the Corporation’s common stock on the pay date for such biweekly pay period (or, if not a NYSE trading day, on the NYSE trading day immediately preceding such pay date).

Each such biweekly Phantom Stock Unit Salary payment will be an “Other Stock-Based Award” under Section 6(F) of the Corporation’s 2006 Amended and Restated Long-Term Incentive Plan or its successor plan (the “Plan”), with a grant date for such award being the pay date for such biweekly salary payment and will be subject to the terms and conditions of this Agreement and the Plan. The Executive will have no rights as a shareholder of the Corporation (including the right to vote or to receive dividends or dividend equivalent amounts) by virtue of the award of Phantom Stock Units.

3. Each such biweekly Phantom Stock Unit award will be settled at the time set forth below by the payment to the Executive of cash in an amount equal to the number of Phantom Stock Units being settled multiplied by the reported closing price on the NYSE for a share of Corporation common stock on the settlement date (or, if not a NYSE trading day, on the NYSE trading day immediately preceding such settlement date).

Payment will be made to the Executive with respect to the settlement of Phantom Stock Units as soon as practicable, but in no event later than 30 days, following the settlement date, which shall be the earliest to occur of the following:

(i)     February 5, 2011; and

(ii)    the date of the Executive’s death.

To the extent not previously satisfied, the Corporation will, at the time the income or any other applicable tax withholding obligation arises in connection with the Phantom Stock Units, retain an amount sufficient to satisfy the minimum amount of taxes then required to be withheld by the Corporation from the payment in settlement of the Phantom Stock Units or from other compensation then payable to the Executive or as otherwise determined by the Corporation.

4. Phantom Stock Units may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered. If the Executive is deceased at the time the Phantom Stock Units are settled, the Corporation will make such payment to the executor or administrator of the Executive’s estate or to the Executive’s other legal representative as determined in good faith by the Corporation.

5. In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of the Corporation, or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, disaffiliation, or similar event affecting the Corporation or any of its subsidiaries, the Committee or the Board shall, in accordance with the Plan, make such substitutions or adjustments as it deems appropriate and equitable, if any, to the Phantom Stock Units then outstanding that were awarded pursuant to this Agreement. All determinations hereunder shall be made by the Committee or its delegate in its sole discretion and shall be final, binding and conclusive for all purposes on all parties, including without limitation the Executive.

6. The Executive and the Corporation acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Corporation, the employment of the Executive by the Corporation is “at will” and may be terminated by either the Executive or the Corporation at any time.

7. It is the intention of the parties that this Agreement and the awards made pursuant to this Agreement comply with the provisions of Section 409A of the Internal Revenue Code to the extent, if any, that such provisions are applicable to this Agreement, or that they satisfy an exception to Section 409A, and this Agreement will be administered by the Corporation in a manner consistent with this intent.

If any payments or benefits hereunder may be deemed to constitute deferred compensation subject to the provisions of Section 409A, the Executive agrees that the Corporation may, without the consent of the Executive, modify this Agreement and the awards made pursuant to this Agreement to the extent and in the manner the Corporation deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that the Corporation deems appropriate in order either to attempt to preclude any such payments or benefits from being deemed “deferred compensation” within the meaning of Section 409A or to attempt to provide such payments or benefits in a manner that complies with the provisions of Section 409A.

8. This Agreement is subject to the provisions of the Plan.  Interpretations of the Plan and this Agreement by the Committee are binding on the Executive and the Corporation.

9. Notwithstanding anything in this Agreement, the Corporation will not be required to comply with any term or condition of this Agreement if and to the extent prohibited by law, including but not limited to federal banking and securities regulations, or as otherwise directed by one or more regulatory agencies having jurisdiction over the Corporation or any of its subsidiaries.  The Phantom Stock Units provided under this Agreement are intended to comply with Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, including by the American Recovery and Reinvestment Act of 2009, and the Interim Final Rule issued by the U.S. Department of the Treasury and other guidance thereunder (collectively, the “EESA Guidance”) and the applicable requirements of the agreement between the Corporation and the U.S. Department of the Treasury dated November 14, 2008 (the “CPP Agreement”), as the same are in effect from time to time.  The Executive may receive the Phantom Stock Units under this Agreement only to the extent that such compensation is consistent with the EESA Guidance and the CPP Agreement. In the event that the provision of the Phantom Stock Unit Salary or grant, settlement or accrual of the Phantom Stock Units in respect thereof, or any term of the Phantom Stock Units is restricted or prohibited or otherwise conflicts with any applicable statute (including, without limitation, the EESA Guidance), in each case, as determined by the Committee in its sole discretion, then the Committee may unilaterally modify the terms of this Agreement in such manner as the Committee determines in its sole discretion to be necessary to avoid such restriction or prohibition or eliminate such conflict, all without the further consent of the Executive, such consent being given through the Executive’s execution of this Agreement.

10. This Agreement will be effective upon execution and delivery of the Agreement by both the Corporation and the Executive.

COMERICA INCORPORATED

By:
[Insert Title]

EXECUTIVE

[Insert Name]